[Letterhead of Stikeman Elliott LLP]

[To be signed and dated as of the effective date of the Registration Statement]

Exhibit 8(b)

[                    ], 2007

Alcoa Inc.

390 Park Avenue

New York, NY 10022

Ladies and Gentlemen:

We have acted as special counsel to Alcoa Inc., a Pennsylvania corporation (“Alcoa”), in connection with the preparation and filing of the registration statement on Form S-4 (the “Form S-4”) with the SEC under the Securities Act of 1933, as amended, on May 7, 2007 and in connection with the preparation and filing of Amendment No. 1 to the Form S-4 (together with the Form S-4, the “Registration Statement”) with the SEC under the Securities Act of 1993, as amended on June 7, 2007, with respect to the registration of up to [            ] shares of Alcoa’s common stock, par value $1.00 per share, in connection with the Offer by Alcoa and Alcoa Holdco Canada ULC, an unlimited liability corporation organized under the laws of the Province of Nova Scotia, Canada, and a wholly owned subsidiary of Alcoa, to purchase all outstanding common shares of Alcan Inc., a corporation organized under the laws of Canada. This opinion is being furnished to you at your request. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Registration Statement.

In connection with this opinion, we have examined the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Offer that have come to our attention during our engagement and (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

In rendering our opinion, we have considered the applicable provisions of the Income Tax Act (Canada) (referred to herein as the “Canadian Tax Act”), the regulations hereunder and our understanding of the current published administrative practices and policies of the Canadian Revenue Agency (referred to herein as the “CRA”), all in effect as of the date hereof. This summary also takes into account all specific proposals to amend the Canadian Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”). This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation, nor does it address any provincial, territorial or foreign tax considerations. No assurance can be given that the tax proposals will be enacted in the form proposed or at all.

Alcoa Inc.

[                    ], 2007

Based solely upon and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in the discussion in the Registration Statement under the caption “CIRCULAR – MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS” we are of the opinion that, under current law, for Canadian income tax purposes:

(a)	the receipt of cash and Alcoa Common Shares pursuant to the Offer will be a taxable transaction;

(b)

A Resident Shareholder that disposes of Alcan Common Shares pursuant to the Offer generally will realize a capital gain (or a capital loss) equal to the difference between (i) the sum of the cash and the fair market value of Alcoa Common Shares that the Resident Shareholder is entitled to receive pursuant to the Offer and (ii) the Resident Shareholder’s adjusted cost base in the Alcan Common Shares disposed of in the Offer; and

(c)

A Non-Resident Shareholder will not be subject to tax under the Canadian Tax Act on gain realized on the disposition of Alcan Common Shares pursuant to the Offer provided that (i) the Alcan Common Shares are listed on a prescribed stock exchange (which includes inter alia the TSX and the NYSE) at that time and the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm’s length, or the Non-Resident Shareholder together with all such persons, have not owned 25% or more of the issued Alcan Common Shares or any class or series of the capital stock of Alcan at any time during the 60-month period that ends at that time or (ii) the Non-Resident Shareholder is entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident.

Except as expressly set forth above, we express no other opinion, including any opinion as to the Canadian, provincial, local, foreign or other tax consequences of the disposition of Alcan Common Shares pursuant to the Offer or in certain transactions described in the Registration Statement under the headings “CIRCULAR—ACQUISITION OF SHARES NOT DEPOSITED” and the ownership and disposition of Alcoa Common Shares received pursuant to the Offer. Further, there can be no assurances that the opinion expressed herein will be accepted by the CRA or, if challenged, by a court. The opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect, or incomplete.

This letter is furnished to you for use in connection with the Registration Statement, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “CIRCULAR – MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS” and “CIRCULAR – LEGAL MATTERS” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,